EXHIBIT 2.3


                               ARTICLES OF MERGER
                                       OF
                       WORLDBID (ACQUISITION) CORPORATION
                                      INTO
                            REQUESTAMERICA.COM, INC.

FIRST: The name of the surviving entity is: REQUESTAMERICA.COM, INC., and the place of its organization is the jurisdiction of the State of California, the laws of which permit this merger.

The name and place of organization of the entity being merged into the surviving entity is: WORLDBID (ACQUISITION) CORPORATION, organized in the jurisdiction of the State of Nevada.

SECOND: A plan of merger was adopted by each entity that is a party to this merger.

THIRD: The plan of merger was entitled to be and was adopted by the shareholders of WORLDBID (ACQUISITION) CORPORATION by unanimous consent. The number of votes or percentage of owners' interests cast for the plan by the owners of each class of stock of WORLDBID (ACQUISITION) CORPORATION was sufficient for approval by the owners of that class.

FOURTH: The plan of merger was submitted to the shareholders by the directors of REQUESTAMERICA.COM, INC., pursuant to Section 1201 of the California General Corporation Law.

FIFTH: The designation, percentage of total vote or number of votes entitled to be cast and the total number of votes or percentage of owners' interests cast for and against the plan, by each class of owners' interests of REQUESTAMERICA.COM, INC. entitled to vote separately on the plan is as follows:


Designation                                   Votes Entitled To Be Cast
-----------                                   -------------------------

Common Stock                                          15,412,500

Votes or Percentage of                        Votes or Percentage of
Owners' Interests For                         Owners' Interests Against
---------------------                         -------------------------

    98.70%                                               nil


SIXTH: The number of votes or percentage of owners' interests cast for the plan by the owners of each class of stock of REQUESTAMERICA.COM, INC. was sufficient for approval by the owners of that class.

SEVENTH: The complete executed plan of merger is on file at the place of business of REQUESTAMERICA.COM, INC. located at Suite 1100, 1175 Douglas Street, Victoria, British Columbia V8W 2E1 and a copy of the plan will be furnished by REQUESTAMERICA.COM, INC., on request and without cost to any owner of any entity which is a party to this merger.

EIGHTH: All entities party to this merger have complied with the laws of their respective jurisdiction of organization concerning this merger.



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NINTH: REQUESTAMERICA.COM,  INC. designates the following address as the address to which the Nevada Secretary of State is to mail any process served on him or her against the entity:

                         Suite 1100, 1175 Douglas Street
                       Victoria, British Columbia V8W 2E1
                   Attn: Barry Alexander, Corporate Secretary




REQUESTAMERICA.COM, INC.

/s/ Roy Berelowitz
----------------------------------------              Date: ----------------
Roy Berelowitz, President and Secretary

WORLDBID (ACQUISITION) CORPORATION

/s/ Scott Wurtele
----------------------------------------              Date: FEB 15/01
Scott Wurtele, President


/s/ Barry Alexander
----------------------------------------              Date: FEB 15/01
Barry Alexander, Secretary